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                                                                      Exhibit 23



                          [Anderson Associates, LLP]
                                 [LETTERHEAD]



                       INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Baltimore, Maryland 21222


     We consent to incorporation by reference in the registration statement (No. 333-13975) on Form S-8 of Patapsco Bancorp, Inc., of our report dated August 25, 1999, relating to the consolidated statements of financial condition of Patapsco Bancorp, Inc. and Subsidiaries as of June 30, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the June 30, 1999 Annual Report of Form 10-KSB of Patapsco Bancorp, Inc.



/s/ Anderson Associates LLP

Baltimore, Maryland
September 17, 1999